Exhibit 99.1

RadioShack Corporation Agrees to Assign Fort Worth Headquarters Lease from KanAm

Grund to Tarrant County College District (TCC)

FORT WORTH, TEXAS – (June 25, 2008) – RadioShack Corporation (NYSE: RSH) today announced it has agreed to assign its headquarters lease with its former landlord (KanAm Grund) to the new property owner, Tarrant County College District (TCC). As part of the renegotiated lease agreement with TCC, RadioShack will remain in the approximately 400,000 square feet it currently occupies with its headquarters staff through June 2011 with an option to remain in a portion of the complex through June 2013.

By agreeing to assign its lease, RadioShack helped facilitate the acquisition of the approximately 900,000 square foot, 18.7-acre downtown Fort Worth complex by TCC from the German real estate investment company. TCC is also acquiring the surrounding land owned by RadioShack as well as the RadioShack retail store connected to the complex.

“Our lease agreement with TCC will enable us to greatly reduce our on-going occupancy costs while allowing us to remain in our current headquarters.” said Julian Day, RadioShack’s Chairman and Chief Executive Officer. “In addition, our ability to maintain our current location will ensure we remain focused on our business without creating any unnecessary disruptions or distractions for our staff. We’re pleased the 500,000 square feet of space we were either not using or underutilizing will help a leading Tarrant County educational institution create a positive new dimension for the downtown business community.”

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH) is one of the nation's most experienced and trusted consumer electronics specialty retailers. Operating from convenient and comfortable neighborhood and mall locations, RadioShack stores deliver personalized product and service solutions within a few short minutes of where most Americans either live or work. The company has a presence through almost 6,000 company-operated stores and dealer outlets in the United States and nearly 800 wireless phone kiosks. RadioShack's dedicated force of knowledgeable and helpful sales associates has been consistently recognized by several independent groups as providing the best customer service in the consumer electronics and wireless industries. For more information on RadioShack Corporation, or to purchase items online, visit www.RadioShack.com.